Exhibit 99.1

For Immediate Release

UNITED THERAPEUTICS CORPORATION REPORTS FOURTH QUARTER
AND FULL YEAR 2022 FINANCIAL RESULTS
SILVER SPRING, Md. and RESEARCH TRIANGLE PARK, N.C., February 22, 2023: United Therapeutics Corporation (Nasdaq: UTHR), a public benefit corporation, today announced its financial results for the fourth quarter and year ended December 31, 2022. Full year total revenues rose to a record $1.94 billion, as U.S. patients being treated with the company’s treprostinil-based therapies reached an all-time high during the fourth quarter of 2022.
“We’re building momentum for our commercial business with continued double-digit revenue growth for our treprostinil products,” said Martine Rothblatt, Ph.D., Chairperson and Chief Executive Officer of United Therapeutics. “In addition, we are marching toward pivotal clinical data for Tyvaso in idiopathic pulmonary fibrosis and ralinepag in pulmonary arterial hypertension.”
“We are tremendously proud of reaching our goal of doubling the number of patients on Tyvaso therapy since the Tyvaso PH-ILD approval in early 2021,” said Michael Benkowitz, President and Chief Operating Officer of United Therapeutics. “We’re now focused on continued commercial uptake of Tyvaso and Tyvaso DPI in both PAH and PH-ILD to support our long-term goal of doubling our revenue to a $4 billion run rate by the end of 2025.”
Fourth Quarter and Full Year 2022 Financial Results
Key financial highlights include (in millions, except per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

Total revenues	$491.5	$415.2	$1,936.3	$1,685.5
Net income	$132.1	$112.2	$727.3	$475.8
Net income, per basic share	$2.88	$2.49	$15.98	$10.60
Net income, per diluted share	$2.67	$2.35	$15.00	$10.06

Revenues
The table below summarizes the components of total revenues (dollars in millions):

	Three Months Ended December 31,		Dollar Change	Percentage Change	Year Ended December 31,		Dollar Change	Percentage Change
	2022	2021			2022	2021
Net product sales:
Tyvaso®(1)	$242.3	$166.5	$75.8	46%	$873.0	$607.5	$265.5	44%
Remodulin®(2)	122.5	118.3	4.2	4%	500.2	513.7	(13.5)	(3)%
Orenitram®	75.8	72.3	3.5	5%	325.1	306.1	19.0	6%
Unituxin®	36.7	50.0	(13.3)	(27)%	182.9	202.3	(19.4)	(10)%
Adcirca®	10.4	8.1	2.3	28%	41.3	55.9	(14.6)	(26)%
Other	3.8	—	3.8	NM(3)	13.8	—	13.8	NM(3)
Total revenues	$491.5	$415.2	$76.3	18%	$1,936.3	$1,685.5	$250.8	15%
(1)Net product sales include both the drug product and the respective inhalation devices for both nebulized Tyvaso Inhalation Solution and the dry powder version known as Tyvaso DPI®.
(2)Net product sales include sales of infusion devices, such as the Remunity® Pump.

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(3)Calculation is not meaningful.
Net product sales from our treprostinil-based products (Tyvaso, Remodulin, and Orenitram) grew by $83.5 million, or 23%, in the fourth quarter of 2022 compared to the fourth quarter of 2021. The growth in Tyvaso revenues primarily resulted from an increase in quantities sold, which was driven by the commercial launch of Tyvaso DPI in June 2022 and continued growth in the number of patients following the PH-ILD label expansion in March 2021. The decrease in Unituxin revenues primarily resulted from a decrease in quantities sold.
Net product sales from our treprostinil-based products (Tyvaso, Remodulin, and Orenitram) grew by $271.0 million, or 19%, in 2022 compared to 2021. The growth in Tyvaso revenues primarily resulted from an increase in quantities sold and, to a lesser extent, the impact of a price increase and lower gross-to-net deductions. The increase in quantities sold was driven by the commercial launch of Tyvaso DPI in June 2022 and continued growth in the number of patients following the PH-ILD label expansion in March 2021. The decrease in Remodulin revenues resulted from a decrease in U.S. Remodulin revenues of $15.9 million, partially offset by an increase in international Remodulin revenues of $2.4 million. The decrease in U.S. Remodulin revenues was primarily due to a decrease in quantities sold, partially offset by lower gross-to-net deductions. The growth in Orenitram revenues primarily resulted from a price increase and lower gross-to-net deductions. The decrease in Unituxin revenues primarily resulted from a decrease in quantities sold, partially offset by a price increase. The decrease in Adcirca revenues resulted from a decrease in quantities sold as a result of generic competition for Adcirca and higher gross-to-net deductions.
Expenses
Cost of sales. The table below summarizes cost of sales by major category (dollars in millions):

	Three Months Ended December 31,		Dollar Change	Percentage Change	Year Ended December 31,		Dollar Change	Percentage Change
	2022	2021			2022	2021
Category:
Cost of sales	$55.9	$32.8	$23.1	70%	$146.7	$116.7	$30.0	26%
Share-based compensation expense(1)	2.9	1.8	1.1	61%	4.9	5.8	(0.9)	(16)%
Total cost of sales	$58.8	$34.6	$24.2	70%	$151.6	$122.5	$29.1	24%
(1)Refer to Share-based compensation below.
Cost of sales, excluding share-based compensation. The increase in cost of sales for the quarter and year ended December 31, 2022, as compared to the same periods in 2021, was primarily due to an increase in royalty expense and product costs for Tyvaso DPI following the commercial launch of the product in June 2022.

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Research and development expense. The table below summarizes the nature of research and development expense by major expense category (dollars in millions):

	Three Months Ended December 31,		Dollar Change	Percentage Change	Year Ended December 31,		Dollar Change	Percentage Change
	2022	2021			2022	2021
Category:
External research and development(1)	$46.7	$42.4	$4.3	10%	$168.8	$156.7	$12.1	8%
Internal research and development(2)	35.4	30.1	5.3	18%	131.4	117.2	14.2	12%
Share-based compensation expense(3)	11.0	7.4	3.6	49%	23.8	24.4	(0.6)	(2)%
Impairments(4)	—	—	—	NM(6)	—	130.0	(130.0)	(100)%
Other(5)	0.8	3.0	(2.2)	(73)%	(1.1)	111.8	(112.9)	(101)%
Total research and development expense	$93.9	$82.9	$11.0	13%	$322.9	$540.1	$(217.2)	(40)%
(1)External research and development primarily includes fees paid to third parties (such as clinical trial sites, contract research organizations, and contract laboratories) for preclinical and clinical studies and payments to third-party contract manufacturers before FDA approval of the relevant product.
(2)Internal research and development primarily includes salary-related expenses for research and development functions, internal costs to manufacture product candidates before FDA approval, and internal facilities-related expenses, including depreciation, related to research and development activities.
(3)Refer to Share-based compensation below.
(4)Impairments primarily includes impairment charges to write-down the carrying value of in-process research and development (IPR&D) and of certain property, plant, and equipment as a result of research and development activities.
(5)Other primarily includes upfront fees and milestone payments to third parties under license agreements related to development-stage products, adjustments to the fair value of our contingent consideration obligations, and a one-time expense associated with the redemption of a pediatric disease priority review voucher in 2021.
(6)Calculation is not meaningful.
Research and development, excluding share-based compensation. The decrease in research and development expense for the year ended December 31, 2022, as compared to the same period in 2021, was due to: (1) a $107.3 million IPR&D impairment charge related to our March 2021 decision to discontinue the U.S. development of Trevyent; (2) a $105.0 million purchase of a pediatric disease priority review voucher in January 2021, which we redeemed upon submission of our NDA for Tyvaso DPI; and (3) impairment charges related to property, plant, and equipment during 2021.

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Selling, general, and administrative expense. The table below summarizes selling, general, and administrative expense by major category (dollars in millions):

	Three Months Ended December 31,		Dollar Change	Percentage Change	Year Ended December 31,		Dollar Change	Percentage Change
	2022	2021			2022	2021
Category:
General and administrative	$89.3	$76.0	$13.3	18%	$333.2	$294.3	$38.9	13%
Sales and marketing	23.0	16.4	6.6	40%	70.8	64.4	6.4	10%
Share-based compensation expense(1)	50.9	35.5	15.4	43%	78.1	108.3	(30.2)	(28)%
Total selling, general, and administrative expense	$163.2	$127.9	$35.3	28%	$482.1	$467.0	$15.1	3%
(1)Refer to Share-based compensation below.
General and administrative, excluding share-based compensation. The increase in general and administrative expense for the quarter and year ended December 31, 2022, as compared to the same periods in 2021, was primarily due to: (1) an increase in branded prescription drug fee expense associated with sales of Tyvaso; and (2) impairment charges related to property, plant, and equipment. The branded prescription drug fee is a required fee imposed under the Patient Protection and Affordable Care Act of 2010, which became applicable to Tyvaso in 2021, and is now applicable to Tyvaso DPI, as a result of their approval for treatment of PH-ILD, an indication that currently does not have orphan designation from the FDA.
Share-based compensation. The table below summarizes share-based compensation expense by major category (dollars in millions):

	Three Months Ended December 31,		Dollar Change	Percentage Change	Year Ended December 31,		Dollar Change	Percentage Change
	2022	2021			2022	2021
Category:
Stock options	$5.8	$5.6	$0.2	4%	$22.6	$25.4	$(2.8)	(11)%
Restricted stock units	12.1	6.3	5.8	92%	35.7	24.7	11.0	45%
Share tracking awards plan (STAP)	46.5	32.3	14.2	44%	46.7	86.6	(39.9)	(46)%
Employee stock purchase plan	0.4	0.5	(0.1)	(20)%	1.8	1.8	—	—%
Total share-based compensation expense	$64.8	$44.7	$20.1	45%	$106.8	$138.5	$(31.7)	(23)%
The increase in share-based compensation expense for the quarter ended December 31, 2022, as compared to the same period in 2021, was primarily due to: (1) an increase in STAP expense driven by a 33 percent increase in our stock price during the quarter ended December 31, 2022, as compared to a 17 percent increase in our stock price for the same period in 2021; and (2) an increase in restricted stock unit expense. The decrease in share-based compensation expense for the year ended December 31, 2022, as compared to the same period in 2021, was primarily due to: (1) a decrease in STAP expense driven by a 29 percent increase in our stock price during 2022, as compared to a 42 percent increase in our stock price during 2021; and (2) a decrease in stock option expense due to fewer awards granted and remaining outstanding in 2022, as compared to the same period in 2021, partially offset by an increase in restricted stock unit expense.
Other (expense) income, net. The changes in other (expense) income, net for the quarter and year ended December 31, 2022, as compared to the same periods in 2021, were primarily due to net unrealized and realized gains and losses on equity securities.
Income tax expense. Income tax expense was $223.3 million for the year ended December 31, 2022, as compared to $118.1 million for the same period in 2021. For the years ended December 31, 2022 and 2021, our effective income tax rates (ETR) were approximately 23 percent and 20 percent, respectively. Our ETR for the year ended December

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31, 2022 increased, as compared to our ETR for the year ended December 31, 2021, primarily due to an increase in valuation allowance in the current year compared to a decrease in the prior year, and an increase in the reserve for uncertain tax positions, partially offset by an increase in excess tax benefits from share-based compensation.
Webcast
We will host a webcast to discuss our fourth quarter and full year 2022 financial results on Wednesday, February 22, 2023, at 9:00 a.m. Eastern Time. The webcast can be accessed live via our website at https://ir.unither.com/events-and-presentations/default.aspx. A replay of the webcast will also be available at the same location on our website.
United Therapeutics: Enabling Inspiration
At United Therapeutics, our vision and mission are one. We use our enthusiasm, creativity, and persistence to innovate for the unmet medical needs of our patients and to benefit our other stakeholders. We are bold and unconventional. We have fun, we do good. We are the first publicly-traded biotech or pharmaceutical company to take the form of a public benefit corporation (PBC). Our public benefit purpose is to provide a brighter future for patients through (a) the development of novel pharmaceutical therapies; and (b) technologies that expand the availability of transplantable organs.
You can learn more about what it means to be a PBC here: unither.com/PBC.
Forward-Looking Statements
Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements related to: potential revenue growth, including through continued uptake of Tyvaso and Tyvaso DPI and the goal of doubling our revenue run rate by the end of 2025, progress in our clinical trials for Tyvaso in idiopathic pulmonary fibrosis and ralinepag in pulmonary arterial hypertension, and our goals of innovating for the unmet medical needs of our patients and to benefit our other stakeholders and furthering our public benefit purpose of developing novel pharmaceutical therapies and technologies that expand the availability of transplantable organs. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of February 22, 2023, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events, or any other reason.
ORENITRAM, REMODULIN, REMUNITY, TYVASO, TYVASO DPI, and UNITUXIN are registered trademarks of United Therapeutics Corporation and/or its subsidiaries.
ADCIRCA is a registered trademark of Eli Lilly and Company.

For Further Information Contact:
Dewey Steadman at (202) 919-4097
Email: ir@unither.com

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UNITED THERAPEUTICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Total revenues	$491.5	$415.2	$1,936.3	$1,685.5
Operating expenses:
Cost of sales	58.8	34.6	151.6	122.5
Research and development	93.9	82.9	322.9	540.1
Selling, general, and administrative	163.2	127.9	482.1	467.0
Total operating expenses	315.9	245.4	956.6	1,129.6
Operating income	175.6	169.8	979.7	555.9
Interest income	20.8	4.2	45.2	16.7
Interest expense	(12.3)	(4.7)	(32.4)	(18.6)
Other (expense) income, net	(5.3)	(28.8)	(40.2)	42.2
Impairments of investments in privately-held companies	—	—	(1.7)	(2.3)
Total other income (expense), net	3.2	(29.3)	(29.1)	38.0
Income before income taxes	178.8	140.5	950.6	593.9
Income tax expense	(46.7)	(28.3)	(223.3)	(118.1)
Net income	$132.1	$112.2	$727.3	$475.8
Net income per common share:
Basic	$2.88	$2.49	$15.98	$10.60
Diluted	$2.67	$2.35	$15.00	$10.06
Weighted average number of common shares outstanding:
Basic	45.8	45.1	45.5	44.9
Diluted	49.4	47.8	48.5	47.3

SELECTED CONSOLIDATED BALANCE SHEET DATA
(In millions)

	December 31,
	2022	2021
Cash, cash equivalents, and marketable investments	$4,154.9	$3,580.6
Total assets	6,044.5	5,169.1
Total liabilities	1,247.8	1,210.2
Total stockholders' equity	4,796.7	3,958.9

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